UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934



Date of Report:           March 7, 2000
                (Date of earliest event reported)



                    Allen Organ Company
   (Exact name of registrant as specified in its charter)



     Pennsylvania                 0-275            23-1263194
(State or other jurisdiction   (Commission       (IRS Employer
  of incorporation)            File Number)   Identification No.)


150 Locust Street, P.O. Box 36, Macungie, Pennsylvania 18062-0036
 (Address of principal executive offices)              (Zip Code)



                         610-966-2200
       (Registrants telephone number, including area code)

Item 5    Other Events

     Allen Organ Company (NASDAQ-AORGB) Macungie, PA today announced that it is exploring strategic alternatives for its subsidiary Eastern Research, Inc. (ERI). These alternatives include a public offering by the Company or ERI, divestiture, merger or other options, which would provide ERI with resources to continue its growth.
     Allen Organ Company operates in four industry segments:
Musical Instruments, Data Communications, Electronic Assemblies and Audio Equipment. The Company's consolidated revenue was $58,018,742 and $44,966,075 for 1999 and 1998 respectively. Consolidated income from operations was $1,812,856 for 1999, as compared to a loss from operations of $2,284,484 in 1998.
     ERI is one of three company subsidiaries operating in the Data Communications segment and accounted for approximately $20,150,000 and $8,220,000 of the Company's 1999 and 1998 revenue, respectively. ERI incurred a loss from operations of approximately $664,000 and $2,488,000 for 1999 and 1998, respectively.
     ERI designs, manufactures and markets a broad line of products for Digital Access Cross-connect, Integrated Access and Internetworking solutions. Its mission is to develop products to meet the needs of network service providers as well as corporate end-users, and to become the leading supplier of next generation integrated access and narrowband cross-connect technology.
     ERI's products are sold directly and through a network of selected distributors and resellers. The customer base includes major end-user corporations, public carriers, Internet Service Providers and systems integrators. ERI has also developed strategic customer relationships to expand distribution of its products. Additional information about ERI and its products is available on its Web site: http//www.erinc.com.
     The Company is weighing various alternatives for ERI and has not decided on what course of action is in the Company's best interest nor when this evaluation will be completed.



                         Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                     ALLEN ORGAN COMPANY

Date:   March 7, 2000                /s/ STEVEN MARKOWITZ
                                   Steven Markowitz, President